News Release

                           ConAgra, Inc.
                           One ConAgra Drive
                           Omaha, NE  68102-5001
                           (402) 595-4000

                                                          FOR IMMEDIATE RELEASE

CONAGRA, INC., REPORTS COMPLETION OF
INTERNATIONAL HOME FOODS ACQUISITION

     OMAHA, Neb., August 24, 2000 -- ConAgra, Inc. (NYSE: CAG), one of the world's largest branded foods companies, and International Home Foods (NYSE:
IHF) announced today that ConAgra has completed its acquisition of International Home Foods.

     Bruce Rohde, ConAgra chairman and chief executive officer, said, "We are excited about the growth prospects of the International Home Foods brand portfolio as it becomes part of ConAgra's already powerful lineup of products we offer our customers."

     Rohde added, "As we continue to focus on the value-added portion of all of our businesses and aligning our resources around our retail and foodservice customers, International Home Foods fits well with our growth objectives. This deal is a good fit with our strategy."

     ConAgra's transfer agent, Wells Fargo Shareowner Services, will soon mail a Letter of Transmittal to International Home Foods stockholders with instructions on surrendering their certificates of International Home Foods stock in exchange for cash and shares of ConAgra stock.

     "With a mixture of stock and cash as consideration for this deal," said Rohde, "ConAgra has preserved its flexibility to pursue other strategic opportunities while attempting to make a tax-efficient deal for International Home Foods' shareholders."

     For each International  Home Foods share,  ConAgra will pay $11 in cash and
0.54692 of a ConAgra share. ConAgra will issue approximately 41 million shares of ConAgra common stock as the stock portion of the consideration. The deal represents a total value of approximately $2.9 billion, reflecting the assumption of $1.3 billion in existing IHF debt.

     The number of ConAgra shares issued for each IHF share transaction was determined by dividing $11 by $20.1125, the average closing price of ConAgra stock from August 4 through August 17 -- the relevant pricing period set by the merger agreement for determining the conversion rate of ConAgra stock.

     ConAgra, Inc., a $25-billion-plus food company, is North America's largest foodservice manufacturer and second-largest retail food supplier. The company employs more than 85,000 worldwide and manufactures and markets brands such as Hunt's, Orville Redenbacher's, Snack Pack, Van Camp's, Peter Pan, Manwich, Beanee Weenee, Swiss Miss and Knott's Berry Farm.

     International Home Foods, Inc. is a nationally prominent manufacturer, distributor and marketer of food products. Its significant established brands include Chef Boyardee pasta products, PAM cooking spray, Bumble Bee seafood, and Gulden's mustard.